Shareholder Meeting Results
(Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:


                                  Votes                     Votes
                                  for                       witheld
Liaquat Ahamed                    5,415,154,963             14,207,845
Ravi Akhoury                      5,415,184,974             14,177,833
Barbara M. Baumann                5,415,851,291             13,511,517
Jameson A. Baxter                 5,415,767,570             13,595,238
Charles B. Curtis                 5,415,854,394             13,508,413
Robert J. Darretta                5,416,022,043             13,340,765
Katinka Domotorffy                5,415,419,173             13,943,635
John A. Hill                      5,415,885,634             13,477,174
Paul L. Joskow                    5,416,010,424             13,352,383
Kenneth R. Leibler                5,415,817,292             13,545,516
Robert E. Patterson               5,415,985,292             13,377,516
George Putnam, III                5,415,959,400             13,403,408
Robert L. Reynolds                5,416,108,530             13,254,278
W. Thomas Stephens                5,415,918,406		    13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes            Votes          Abstentions             Broker
for              against                                non-votes

1,172,607	 0		0	 		37,028

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes            Votes          Abstentions             Broker
for              against                                non-votes

5,234,359,081    33,570,449     18,267,087    		143,166,192

All tabulations are rounded to the nearest whole number.